Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of UDR, Inc. dated February 14, 2023 and to the incorporation by reference therein of our reports dated February 13, 2023, with respect to the consolidated financial statements of UDR, Inc., and the effectiveness of internal control over financial reporting of UDR, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

February 14, 2023